INVESTMENT ADVISORY AGREEMENT


    AGREEMENT   made   this  _____ day  of  ____________,   1985,
between NICHOLAS FUND, INC., a Maryland corporation (the "Fund"),
and   NICHOLAS  COMPANY,  INC.,  a  Wisconsin  corporation   (the
"Adviser"):

    1. The Fund hereby employs the Adviser to manage the investment and reinvestment of the assets of the Fund for the period and on the terms set forth in this Agreement. The
Adviser hereby accepts such employment for the compensation herein provided and agrees during such period to render the services and to assume the obligations herein set forth.

    2. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Fund in any way or otherwise be deemed an agent of the Fund. However, one or more shareholders, officers, directors or employees of the Adviser may serve as directors and/or officers of the Fund, but without compensation or reimbursement of expenses for such services from the Fund. Nothing herein contained shall be deemed to require the Fund to take any action contrary to its Articles of Incorporation or any applicable statute or regulation, or to relieve or deprive the board of directors of the Fund of its responsibility for and control of the affairs of the Fund.

    3. The Adviser, at its own expense and without reimbursement from the Fund, shall furnish office space, office facilities, and executive officers and executive expenses for managing the assets of the Fund. The Adviser shall also bear all sales and promotional expenses of the Fund, including the cost of prospectuses delivered to prospective investors other than those who have requested information from the Fund, except for expenses incurred in complying with laws regulating the issue or sale of securities. However, fees paid for attendance at meetings of the Fund's board of directors to directors of the Fund who are not interested persons of the Adviser, as defined in the Investment Company Act of 1940, as amended, or officers or employees of the Fund, shall be borne by the Fund. The Fund shall bear all other expenses of its operations, or shall reimburse the Adviser for such other expenses initially incurred by it, provided that the total expenses borne by the Fund, including the Adviser's fee but excluding all Federal, State and local taxes, interest, and brokerage charges, shall not in any year exceed that percentage of average net asset value of the Fund for such year, as determined by appraisals made as of the close of each business day, which is the most restrictive percentage provided by the state laws of the various states in which the Fund's common stock is qualified for sale. The expenses of the Fund's operation borne by the Fund include, by way of illustration and not limitation, the costs of preparing and printing its registration statements required under the Securities Act of 1933 and the Investment Company Act of 1940 (and amendments thereto), the expense of registering its shares with the Securities and Exchange Commission and in the various states, the cost of prospectuses, the cost of stock certificates, reports to shareholders, interest charges, taxes, legal expenses, noninterested directors' fees, salaries of administrative and clerical personnel, association membership dues, auditing and accounting services, fees and expenses of the custodian of the Fund's assets, printing and mailing expenses, postage, charges and expenses of dividend disbursing agents, registrars and stock transfer agents and the cost of keeping all necessary shareholder records and accounts.

    The Fund shall monitor its expense ratio on a regular basis. At such times as it appears that the expenses of the Fund will exceed the expense limitation established herein, the Fund shall create an account receivable from the Adviser for the amount of such excess. The Adviser is deemed indebted to the Fund as of the last day of the Fund's fiscal year and shall pay to the Fund the amount shown on such account receivable not later than the last day of the first month following the end of the Fund's fiscal year.

    4. For the services to be rendered and the charges and expenses to be assumed by the Adviser hereunder, the Fund shall pay to the Adviser an annual fee, paid monthly, based on the average net asset value of the Fund, as determined by appraisals made as of the close of each business day of the month. The annual fee shall be seventy-five one hundredths of one percent (.75 of 1%) of such net asset value up to an including $50,000,000, and sixty-five one hundredths of one percent (.65 of 1%) of the average net asset value of the Fund in excess of $50,000,000. Such fee shall be prorated in any month in which this Agreement is not in effect for the entire month.

    5. The Adviser shall not take, and shall not permit any of its shareholders, officers, directors, or employees to take a long or short position in the shares of the Fund, except for the purchase of shares of the Fund for investment purposes at the same price as that available to the public at the time of purchase, or in connection with the original capitalization of the Fund.

    6. The services of the Adviser to the Fund hereunder are not to be deemed exclusive and the Adviser shall be free to furnish similar services to others so long as the services hereunder are not impaired thereby. Although the Adviser has permitted and is permitting the Fund to use the name '1Nicholas", it is understood and agreed that the Adviser reserves the right to use and to permit other persons, firms or corporations, including investment companies, to use such name.

    7. This Agreement may not be amended without the approval of the board of directors of the Fund in the manner required by the Investment Company Act of 1940, and by the vote of a majority of the outstanding voting securities of the Fund, as defined in the Investment Company Act of 1940.

    8. This Agreement may be terminated at any time, without the payment of any penalty, by the board of directors of the Fund or by a vote of the majority of the outstanding voting securities of the Fund, as defined in the Investment Company Act of 1940, upon giving sixty (60) days written notice to the Adviser. This Agreement may be terminated by the Adviser at any time upon the giving of sixty (60) days written notice to the Fund. This Agreement shall terminate automatically in the event of its
assignment  (as    defined   in   Section   2(aX4)   of       the
Investment Company Act of 1940). Until terminated as hereinbefore provided, this Agreement shall continue in effect so long as such continuance is specifically approved annually by (i) the board of directors of the Fund or by a vote of a majority of the outstanding voting securities of the Fund, as defined in the Investment Company Act of 1940, and (ii) the board of directors of the Fund in the manner required by the Investment Company Act of 1940, provided that any such approval may be made effective no more than sixty (60) days thereafter.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day first written.


                                 NICHOLAS FUND, INC.



                                     /s/ Albert O. Nicholas
                                     _____________________________
                                 By: Albert 0. Nicholas, President

                                     /s/ Thomas J. Saeger
                                     ___________________________
                                 By: Thomas J. Saeger, Secretary


                                 NICHOLAS COMPANY, INC.

                                     /s/ Albert O. Nicholas
                                     _____________________________
                                 By: Albert 0. Nicholas, President

                                     /s/ David E. Leichtfuss
                                     ______________________________
                                     David E. Leichtfuss, Secretary